Exhibit 1
(TRANSLATION)
February 13, 2008
Condensed Statements of Financial Results
for the Nine Months Ended December 31, 2007

Company Name:	NIS GROUP CO., LTD.
(URL: http://www.nisgroup.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571)
New York Stock Exchange (Trading Symbol: NIS)

Representative:	Kunihiko Sakioka
Chairman, Representative Director of the Board,
President and CEO

Inquiries:	Akihiro Nojiri
Senior Executive Director of the Board, Executive Officer
and Head of Strategy & Operations Control
(Tel: +81-3-3348-2424)

Application of GAAP:	Japanese GAAP

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007

(Note:	All amounts in these financial statements are rounded down to the nearest million yen, and percentages represent the rates of changes from the respective figures for the corresponding period of the previous fiscal year)
1.	Consolidated Financial Results for the Nine Months Ended December 31, 2007

(1)	Consolidated Operating Results

	Nine Months Ended December 31,				Year Ended March 31,
	2007		2006		2007
	Amount	Percentage	Amount	Percentage	Amount

	(In millions except percentages)
Operating revenues	¥68,863	15.2%	¥59,796	40.7%	¥88,152
Operating (losses) income	(2,284)	-	9,123	(3.1)	10,435
Ordinary (losses) income	(3,642)	-	8,922	(5.4)	9,323
Net (losses) income	(22,363)	-	831	(88.8)	8

	Nine Months Ended December 31,		Year Ended March 31,
	2007	2006	2007

		(In yen)
Net (losses) income per share:
Basic	¥(158.59)	¥0.30	¥0.00
Diluted	-	0.29	0.00

Notes:	1. Diluted net income per share for the nine months ended December 31, 2007 was not presented because of net losses.
2. On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustment of Per Share Data” on page 3.
(2)	Consolidated Financial Position

	December 31,		March 31,
	2007	2006	2007

	(In millions except percentages and per share data)
Total assets	¥328,410	¥428,057	¥403,880
Net assets	61,219	86,812	86,747
Net worth ratio (%)	17.3%	19.3%	20.5%
Net assets per share (in yen)	408.02	29.04	29.01

Note:	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustment of Per Share Data” on page 3.
(3)	Consolidated Cash Flows

	Nine Months Ended December 31,		Year Ended March 31,
	2007	2006	2007

	(In millions)
Net cash provided by (used in) operating activities	¥49,570	¥(66,043)	¥(67,357)
Net cash provided by (used in) investing activities	6,471	(5,533)	(8,547)
Net cash (used in) provided by financing activities	(63,384)	75,275	79,728
Cash and cash equivalents at end of period	20,186	27,082	27,625

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
2.	Dividends

	Year Ended March 31, 2007	Year Ending March 31, 2008

Dividend per share:	(In yen)
Half-year dividend	¥0.16	¥-
Year-end dividend	-	-	(forecast)

Full-year dividend	0.16	-	(forecast)

Note:	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustment of Per Share Data” below.
3.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2008

No adjustment has been made to the financial forecasts last announced on January 31, 2008.
(Reference) Financial Forecasts for the Fiscal Year Ending March 31, 2008 announced on January 31, 2008

	Year Ending March 31, 2008
	Amount	Percentage

	(In millions except percentage and per share data)
Operating revenues	¥87,500	(0.7)%
Operating losses	(5,500)	-
Ordinary losses	(7,500)	-
Net losses	(30,000)	-
Net losses per share (in yen)	(214.87)	-

4.	Other

(1)	Changes in Significant Subsidiaries during the Nine Months Ended December 31, 2007 (Changes in scope of consolidation of specified subsidiaries): None

(2)	Adoption of Simplified Procedures in Accounting Treatments: None

(3)	Changes in Accounting Treatments since the Year Ended March 31, 2007: Yes

Note: For further information, see “QUALITATIVE INFORMATION AND FINANCIAL STATEMENTS - 4. Other” on page 6.
(Special Note Regarding Financial Forecasts)
Financial forecasts in this document reflect our judgment based on the information available at this time. Various factors could cause actual results to differ materially from any of these financial forecasts.
(Reference) Retroactive Adjustment of Per Share Data
On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. As a result, the total number of issued shares changed from 2,917,887,012 shares to 145,894,350 shares. If the reverse stock split were deemed to have occurred on April 1, 2006, the retroactively adjusted per share data for the nine months ended December 31, 2006 and the year ended March 31, 2007 is as follows:

	Nine Months Ended December 31, 2006	Year Ended March 31, 2007

	(In yen)
Net income per share:
Basic	¥5.92	¥0.06
Diluted	5.79	0.01
Net assets per share	580.71	580.20
Dividend per share:
Half-year dividend	3.20	3.20
Year-end dividend	-	-

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
QUALITATIVE INFORMATION AND FINANCIAL STATEMENTS
1.	Analysis of Business Performance

During the nine months ended December 31, 2007, NIS Group Co., Ltd. (the “Company”) and its consolidated subsidiaries (collectively, the “Group”) have been establishing a unique business model among non-bank financial companies centered on the real estate business, expansion into China, and servicing business. However, the business environment for the moneylending industry in Japan is becoming more severe.

In this business environment, the Group adopted its management reform program in order to improve operational efficiency and to significantly reorganize, while the Group further restructured its loan portfolio in the loan business as a provider of integrated financial services. In addition, the Group reached a basic agreement in December 2007 to form a strategic investment and business alliance with TPG, a U.S. private equity firm, to strengthen its financial base and creditworthiness, as well as to further enhance its business expansion.

With regard to the financial results for the nine months ended December 31, 2007, total operating revenues were ¥68,863 million, an increase of ¥9,067 million, or 15.2%, compared with the corresponding period of the previous fiscal year. This is attributable to an increase in revenue from sales of real estate in the real estate business, despite a decrease in fees received and interest income from notes and loans receivable due to a decrease in the amount of loans originated and the balance of loans receivable, reflecting changes to cautious sales strategy such as stricter credit standards for new loans.

Operating income decreased by ¥11,408 million, compared with the corresponding period of the previous fiscal year and, accordingly, the Group recorded operating losses of ¥2,284 million for the nine months ended December 31, 2007. This is attributable, among others, to an increase in costs of sales of real estate due to an increase in operating revenues, and an increase in selling, general and administrative expenses due to total provision for excess interest repayment-related losses of ¥12,065 million, reflecting a recent revision of estimates for allowance in a more conservative manner in addition to the amount recorded for the six months ended September 30, 2007. Consequently, ordinary income decreased by ¥12,565 million, compared with the corresponding period of the previous fiscal year. Accordingly, the Group recorded ordinary losses of ¥3,642 million for the nine months ended December 31, 2007. This is mainly attributable to an increase of interest expenses (other expenses) in the servicing business.

Net income decreased by ¥23,195 million, compared with the corresponding period of the previous fiscal year and, accordingly, the Group recorded net losses of ¥22,363 million for the nine months ended December 31, 2007. This is attributable to impairment of investment securities of ¥5,600 million reflecting a decline in the market price of securities held, losses on sales of investment securities of ¥2,107 million due to sales of investment securities in order to improve asset efficiency as a part of management reform program, and special retirement bonuses of ¥1,916 million incurred as special losses as a result of voluntary retirement program, in addition to a reversal of all deferred tax assets of ¥11,375 million of the Company, taking into consideration the recent adverse changes in business environment.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
2.	Analysis of Consolidated Financial Position
(1)	Assets, Liabilities and Net Assets

As of December 31, 2007, total assets were ¥328,410 million, a decrease of ¥75,469 million, or 18.7%, total net assets were ¥61,219 million, a decrease of ¥25,528 million, or 29.4%, and net worth ratio was 17.3%, a decrease of 3.2 points, compared with the end of the previous fiscal year, respectively.

(Assets)
As of December 31, 2007, total assets were ¥328,410 million, a decrease of ¥75,469 million, or 18.7%, compared with the end of the previous fiscal year. This is mainly attributable to a decrease of ¥65,618 million, or 30.7%, in notes and loans receivable to ¥147,893 million, caused by tightening of credit screening standards, and a decrease of ¥11,312 million, or 31.4%, in investment securities to ¥24,696 million due to sales and impairment, despite an increase of ¥7,822 million, or 95.6%, in installment loans, net of unearned revenue from installment loans, to ¥16,008 million, compared with the end of the previous fiscal year, respectively, due to an aggressive expansion of the leasing business in the People’s Republic of China.
(Liabilities)
As of December 31, 2007, total liabilities were ¥267,191 million, a decrease of ¥49,941 million, or 15.8%, compared with the end of the previous fiscal year. This is mainly attributable to a decrease of ¥57,665 million, or 19.6%, in total interest-bearing debt to ¥236,348 million due to a decrease in operating assets, despite an increase of ¥7,100 million, or 143.4%, in reserve for losses on excess interest repayments to ¥12,052 million, compared with the end of the previous fiscal year, respectively.
(Net Assets)
As of December 31, 2007, net assets were ¥61,219 million, a decrease of ¥25,528 million, or 29.4%, compared with the end of the previous fiscal year. This is attributable to net losses of ¥22,363 million, in addition to unrealized losses on investment securities of ¥632 million, a decrease of ¥934 million, and an increase of ¥2,326 million in treasury stock to ¥3,891 million, compared with the end of the previous fiscal year, respectively.
(2)	Cash Flows

As of December 31, 2007, cash and cash equivalents (“Cash”) were ¥20,186 million, a decrease of ¥7,438 million, compared with the end of the previous fiscal year. Overview of cash flows is as follows:

(Cash Flows from Operating Activities)
Net Cash provided by operating activities for the nine months ended December 31, 2007 was ¥49,570 million, compared to ¥66,043 million used for the corresponding period of the previous fiscal year. Cash provided during the nine months ended December 31, 2007 mainly comprised ¥52,830 million provided by net decrease in loan origination, compared to ¥46,260 million used for the corresponding period of the previous fiscal year, while losses before income taxes and minority interest was ¥13,792 million, compared to ¥2,866 million of income before income taxes and minority interest for the corresponding period of the previous fiscal year, in addition to ¥1,216 million used in net acquisition of purchased loans receivable, compared to ¥3,409 million used for the corresponding period of the previous fiscal year, and ¥9,594 million used in net acquisition of assets held for leases and installment loans, compared to ¥4,564 million used for the corresponding period of the previous fiscal year.
(Cash Flows from Investing Activities)
Net Cash provided by investing activities for the nine months ended December 31, 2007 was ¥6,471 million, compared to ¥5,533 million used for the corresponding period of the previous fiscal year. Cash provided during the nine months ended December 31, 2007 mainly comprised ¥7,650 million provided by sales of investment securities, compared to ¥1,685 million provided for the corresponding period of the previous fiscal year.
(Cash Flows from Financing Activities)
Net Cash used in financing activities for the nine months ended December 31, 2007 was ¥63,384 million, compared to ¥75,275 million provided for the corresponding period of the previous fiscal year. Cash used during the nine months ended December 31, 2007 mainly comprised ¥58,080 million used in net repayments of interest-bearing debt, compared to ¥68,349 million provided by net proceeds for the corresponding period of the previous fiscal year.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
3.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2008

No adjustment has been made to the financial forecasts last announced on January 31, 2008.

4.	Other

(1)	Changes in Significant Subsidiaries during the Nine Months Ended December 31, 2007 (Changes in scope of consolidation of specified subsidiaries): None

(2)	Adoption of Simplified Procedures in Accounting Treatments: None

(3)	Changes in Accounting Treatments since the Year Ended March 31, 2007: Yes

(Accounting Treatment for Bond Issuance Costs)
With respect to bond issuance costs, the entire amount had been previously treated as “Other Expenses” as incurred. However, beginning from the nine months ended December 31, 2007, the Group changed its treatment so that such costs are amortized using the straight-line method over the redemption period, in order to present appropriate periodic profits and losses by taking into consideration an expected increase in the size of future fund procurement through bond issuances and the related increase in the significance of bond issuance costs in connection with the issuance of U.S. Dollar-denominated Unsecured Straight Bonds during the nine months ended December 31, 2007. In addition, the Group recorded the amortized amount as financial costs in “Operating Expenses” in order to ensure consistency with the treatment of interest expense on bonds.
As a result of this change, compared with the results under the previous treatment, “Operating Expenses” increased by ¥51 million, and “Net Operating Revenues” and “Operating Income” decreased by the same amount, respectively, while “Ordinary Income” increased by ¥389 million and “Losses before Income Taxes and Minority Interest” decreased by the same amount.
The effect on segment information is described in the corresponding section.
(Changes in Depreciation and Amortization of Tangible Fixed Assets)
Following the amendment of the Japanese Corporation Tax Law, the Company and its domestic consolidated subsidiaries changed the depreciation method for tangible fixed assets acquired on or after April 1, 2007 in accordance with the amended Japanese Corporation Tax Law. The effect on the consolidated financial results is not significant.
The effect on segment information is not significant.
(Additional Information)
Following the amendment of the Japanese Corporation Tax Law, with respect to tangible fixed assets acquired on or before March 31, 2007, the Company and its domestic consolidated subsidiaries now amortize the difference between the amount equivalent to 5% of the acquisition cost and memorandum price using the straight-line method over five years starting from the fiscal year after the residual value reaches 5% of acquisition cost, due to an adoption of the depreciation method in accordance with the amended Japanese Corporation Tax Law, and the amortized amount is included in depreciation expense. The effect on the consolidated financial results is not significant.
The effect on segment information is not significant.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
5.	Condensed Consolidated Financial Statements

(1)	Condensed Consolidated Balance Sheets

	December 31,				March 31,
	2006	2007	Change		2007
	Amount	Amount	Amount	Percentage	Amount

		(In millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥27,877	¥20,523	¥(7,353)	(26.4)%	¥28,321
Notes and loans receivable	258,525	147,893	(110,631)	(42.8)	213,512
Purchased loans receivable	28,536	31,120	2,584	9.1	31,565
Real estate for sale in the servicing business	24,169	19,671	(4,498)	(18.6)	19,439
Real estate for sale and real estate under construction for sale in the real estate business	25,295	25,323	27	0.1	26,598
Other	20,718	54,677	33,958	163.9	39,624
Allowance for loan losses	(13,765)	(14,546)	(781)	(5.7)	(14,729)

Total Current Assets	371,358	284,663	(86,694)	(23.3)	344,332

Fixed Assets:
Tangible fixed assets:
Assets held for leases	4,890	4,669	(221)	(4.5)	5,086
Land	825	1,958	1,133	137.2	1,919
Other	1,055	1,810	754	71.5	1,463

Total tangible fixed assets	6,771	8,438	1,666	24.6	8,469

Intangible fixed assets	2,375	2,220	(155)	(6.5)	2,390

Investments and other assets:
Investment securities	31,769	24,696	(7,072)	(22.3)	36,009
Other	23,062	16,583	(6,479)	(28.1)	20,026
Allowance for loan losses	(7,280)	(8,581)	(1,300)	(17.9)	(7,347)

Total investments and other assets	47,551	32,698	(14,852)	(31.2)	48,688

Total Fixed Assets	56,699	43,358	(13,341)	(23.5)	59,548

Deferred Assets	-	389	389	-	-

Total Assets	¥428,057	¥328,410	¥(99,646)	(23.3)%	¥403,880

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007

	December 31,				March 31,
	2006	2007	Change		2007
	Amount	Amount	Amount	Percentage	Amount

		(In millions except percentages)
LIABILITIES:
Current Liabilities:
Accounts payable	¥1,288	¥641	¥(647)	(50.2)%	¥771
Short-term borrowings	88,045	39,395	(48,650)	(55.3)	55,396
Current portion of long-term borrowings	78,610	75,101	(3,508)	(4.5)	83,192
Current portion of bonds	1,460	25,260	23,800	-	8,460
Commercial paper	24,000	-	(24,000)	-	27,100
Accrued income taxes	1,813	2,288	474	26.2	3,714
Accrued bonuses for employees	535	437	(98)	(18.3)	686
Accrued bonuses for directors	54	13	(40)	(75.2)	81
Reserve for guarantee losses	928	1,221	292	31.5	1,065
Other	9,613	13,495	3,882	40.4	10,784

Total Current Liabilities	206,350	157,855	(48,494)	(23.5)	191,251

Long-term Liabilities:
Bonds	26,010	40,230	14,220	54.7	33,280
Long-term borrowings	74,312	41,067	(33,245)	(44.7)	59,628
Asset-backed securities	29,852	15,293	(14,558)	(48.8)	26,957
Accrued retirement benefits for directors	379	332	(47)	(12.4)	379
Reserve for losses on excess interest repayments	3,731	12,052	8,321	223.0	4,952
Other	540	291	(248)	(46.1)	615

Total Long-term Liabilities	134,826	109,267	(25,558)	(19.0)	125,812

Statutory Reserve
Reserve for securities transactions	68	68	-	-	68

Total Statutory Reserve	68	68	-	-	68

Total Liabilities	341,245	267,191	(74,053)	(21.7)	317,132

NET ASSETS:
Shareholders’ Equity:
Common stock	16,289	16,289	-	-	16,289
Additional paid-in capital	20,067	20,180	112	0.6	20,081
Retained earnings	48,147	24,833	(23,314)	(48.4)	47,196
Treasury stock	(1,575)	(3,891)	(2,315)	(146.9)	(1,565)

Total Shareholders’ Equity	82,928	57,411	(25,517)	(30.8)	82,002

Valuation and Translation Adjustments:
Unrealized (losses) gains on investment securities	(418)	(632)	(213)	(51.1)	302
Deferred losses on hedging instruments	-	(0)	(0)	-	(0)
Foreign currency translation adjustments	214	189	(24)	(11.4)	360

Total Valuation and Translation Adjustments	(204)	(442)	(238)	(116.6)	662
Issuance of Stock Acquisition Rights	118	103	(15)	(12.9)	114
Minority Interest	3,969	4,147	178	4.5	3,968

Total Net Assets	86,812	61,219	(25,592)	(29.5)	86,747

Total Liabilities and Net Assets	¥428,057	¥328,410	¥(99,646)	(23.3)%	¥403,880

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
(2)	Condensed Consolidated Statements of Operations

					Year Ended
	Nine Months Ended December 31,				March 31,
	2006	2007	Change		2007
	Amount	Amount	Amount	Percentage	Amount

		(In millions except percentages)
Operating Revenues	¥59,796	¥68,863	¥9,067	15.2%	¥88,152
Operating Expenses	21,091	33,692	12,601	59.7	36,861

Net Operating Revenues	38,704	35,171	(3,533)	(9.1)	51,290
Selling, General and Administrative Expenses	29,581	37,455	7,874	26.6	40,855

Operating Income (Losses)	9,123	(2,284)	(11,408)	-	10,435

Other Income	785	255	(529)	(67.4)	726
Other Expenses	986	1,613	627	63.5	1,838

Ordinary Income (Losses)	8,922	(3,642)	(12,565)	-	9,323

Special Gains	1,766	286	(1,480)	(83.8)	1,994
Special Losses	7,822	10,436	2,613	33.4	8,563

Income (Losses) before Income Taxes and Minority Interest	2,866	(13,792)	(16,659)	-	2,754

Income Taxes:
Current	3,288	3,873	585	17.8	5,776
Deferred	(1,766)	4,243	6,010	-	(3,252)
Minority Interest	514	453	(60)	(11.8)	221

Net Income (Losses)	¥831	¥(22,363)	¥(23,195)	-%	¥8

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
(3)	Condensed Consolidated Statements of Changes in Net Assets

Nine Months Ended December 31, 2006 (April 1, 2006 ~ December 31, 2006)

	Shareholders’ Equity
		Additional			Total Shareholders’
	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity
	(In millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576

Changes in items for the nine months ended December 31, 2006:
Stock issuance	4,440	4,333	-	-	8,774
Cash dividends (Note)	-	-	(1,503)	-	(1,503)
Cash dividends (half-year dividends)	-	-	(455)	-	(455)
Directors’ bonuses (Note)	-	-	(98)	-	(98)
Net income	-	-	831	-	831
Purchases of treasury stock	-	-	-	(0)	(0)
Sales of treasury stock	-	213	-	257	471
Decrease in affiliates accounted for under the equity method	-	-	356	-	356
Increase in consolidated subsidiaries	-	-	(24)	-	(24)
Net changes in items other than shareholders’ equity	-	-	-	-	-

Total changes for the nine months ended December 31, 2006	4,440	4,547	(892)	257	8,352

Balance as of December 31, 2006	¥16,289	¥20,067	¥48,147	¥(1,575)	¥82,928

	Valuation and Translation Adjustments
	Unrealized	Foreign	Total	Issuance of
	Gains (Losses)	Currency	Valuation and	Stock
	on Investment	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Adjustments	Adjustments	Rights	Interest	Assets
	(In millions)
Balance as of March 31, 2006	¥5,097	¥150	¥5,248	¥-	¥2,407	¥82,232

Changes in items for the nine months ended December 31, 2006:
Stock issuance	-	-	-	-	-	8,774
Cash dividends (Note)	-	-	-	-	-	(1,503)
Cash dividends (half-year dividends)	-	-	-	-	-	(455)
Directors’ bonuses (Note)	-	-	-	-	-	(98)
Net income	-	-	-	-	-	831
Purchases of treasury stock	-	-	-	-	-	(0)
Sales of treasury stock	-	-	-	-	-	471
Decrease in affiliates accounted for under the equity method	-	-	-	-	-	356
Increase in consolidated subsidiaries	-	-	-	-	-	(24)
Net changes in items other than shareholders’ equity	(5,516)	63	(5,452)	118	1,561	(3,772)

Total changes for the nine months ended December 31, 2006	(5,516)	63	(5,452)	118	1,561	4,580

Balance as of December 31, 2006	¥(418)	¥214	¥(204)	¥118	¥3,969	¥86,812

Note: These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
Nine Months Ended December 31, 2007 (April 1, 2007 ~ December 31, 2007)

	Shareholders’ Equity
		Additional			Total Shareholders’
	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity
	(In millions)
Balance as of March 31, 2007	¥16,289	¥20,081	¥47,196	¥(1,565)	¥82,002

Changes in items for the nine months ended December 31, 2007:
Net losses	-	-	(22,363)	-	(22,363)
Purchases of treasury stock	-	-	-	(2,401)	(2,401)
Sales of treasury stock	-	98	-	74	173
Net changes in items other than shareholders’ equity	-	-	-	-	-

Total changes for the nine months ended December 31, 2007	-	98	(22,363)	(2,326)	(24,591)

Balance as of December 31, 2007	¥16,289	¥20,180	¥24,833	¥(3,891)	¥57,411

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total	Issuance of
	Gains (Losses)	Losses	Currency	Valuation and	Stock
	on Investment	on Hedging	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Rights	Interest	Assets
				(In millions)
Balance as of March 31, 2007	¥ 302	¥(0)	¥360	¥ 662	¥114	¥3,968	¥86,747

Changes in items for the nine months ended December 31, 2007:
Net losses	-	-	-	-	-	-	(22,363)
Purchases of treasury stock	-	-	-	-	-	-	(2,401)
Sales of treasury stock	-	-	-	-	-	-	173
Net changes in items other than shareholders’ equity	(934)	0	(170)	(1,105)	(10)	178	(937)

Total changes for the nine months ended December 31, 2007	(934)	0	(170)	(1,105)	(10)	178	(25,528)

Balance as of December 31, 2007	¥(632)	¥(0)	¥189	¥ (442)	¥103	¥4,147	¥61,219

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
(Reference) Year Ended March 31, 2007 (April 1, 2006 ~ March 31, 2007)

	Shareholders’ Equity
		Additional			Total Shareholders’
	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity
	(In millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576

Changes in items for the year ended March 31, 2007:
Stock issuance	4,440	4,333	-	-	8,774
Cash dividends (Note)	-	-	(1,503)	-	(1,503)
Cash dividends	-	-	(455)	-	(455)
Directors’ bonuses (Note)	-	-	(98)	-	(98)
Net income	-	-	8	-	8
Purchases of treasury stock	-	-	-	(0)	(0)
Sales of treasury stock	-	228	-	268	496
Decrease in affiliates accounted for under the equity method	-	-	228	-	228
Increase in consolidated subsidiaries	-	-	(24)	-	(24)
Net changes in items other than shareholders’ equity	-	-	-	-	-

Total changes for the year ended March 31, 2007	4,440	4,561	(1,844)	268	7,426

Balance as of March 31, 2007	¥16,289	¥20,081	¥47,196	¥(1,565)	¥82,002

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total	Issuance of
	Gains (Losses)	Losses	Currency	Valuation and	Stock
	on Investment	on Hedging	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Rights	Interest	Assets
	(In millions)
Balance as of March 31, 2006	¥5,097	¥ -	¥150	¥ 5,248	¥ -	¥2,407	¥82,232

Changes in items for the year ended March 31, 2007:
Stock issuance	-	-	-	-	-	-	8,774
Cash dividends (Note)	-	-	-	-	-	-	(1,503)
Cash dividends	-	-	-	-	-	-	(455)
Directors’ bonuses (Note)	-	-	-	-	-	-	(98)
Net income	-	-	-	-	-	-	8
Purchases of treasury stock	-	-	-	-	-	-	(0)
Sales of treasury stock	-	-	-	-	-	-	496
Decrease in affiliates accounted for under the equity method	-	-	-	-	-	-	228
Increase in consolidated subsidiaries	-	-	-	-	-	-	(24)
Net changes in items other than shareholders’ equity	(4,795)	(0)	210	(4,586)	114	1,561	(2,910)

Total changes for the year ended March 31, 2007	(4,795)	(0)	210	(4,586)	114	1,561	4,515

Balance as of March 31, 2007	¥302	¥(0)	¥360	¥ 662	¥114	¥3,968	¥86,747

Note: These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
(4)	Condensed Consolidated Statements of Cash Flows

			Year Ended
	Nine Months Ended December 31,		March 31,
	2006	2007	2007
	Amount	Amount	Amount

		(In millions)
Operating Activities:
Income (losses) before income taxes and minority interest	¥2,866	¥(13,792)	¥2,754
Depreciation and amortization	1,480	1,685	1,954
Losses on impairment	-	45	143
Increase in allowance for loan losses	7,607	1,054	8,638
Increase in reserve for losses on excess interest repayments	3,141	7,100	4,362
Decrease in accrued retirement benefits for employees	(265)	-	(265)
Decrease in accrued bonuses for employees	(216)	(249)	(64)
Increase (decrease) in accrued bonuses for directors	54	(67)	81
Interest and dividends received	(163)	(2,211)	(881)
Interest expenses	3,113	4,668	4,435
Gains on sales of fixed assets	(0)	-	(2)
Losses on sales of fixed assets	-	4	-
Losses on disposal of fixed assets	19	32	54
Gains on sales of investment securities	(1,245)	(200)	(1,246)
Losses on sales of investment securities	-	2,107	105
Impairment of investment securities	666	5,600	1,128
Impairment of investment in group companies	-	638	-
Charge-offs of loans receivable	8,718	10,327	11,365
Losses (gains) on change in equity interest	4	12	(220)
(Increase) decrease in interest receivable	(259)	154	(116)
Decrease in advanced interest received	(28)	(59)	(43)
Directors’ bonuses paid	(105)	-	(105)
Other	(2,847)	727	(2,534)

Sub-total	22,539	17,578	29,541

Proceeds from interest and dividends received	164	2,214	881
Interest paid	(3,002)	(4,500)	(4,184)
Income taxes paid	(7,563)	(6,641)	(8,118)

Sub-total	12,138	8,650	18,120

Loan originations	(241,181)	(136,676)	(300,667)
Proceeds from collections of loans receivable	194,921	189,506	249,441
Loans purchased	(12,330)	(12,047)	(19,579)
Proceeds from collections of purchased loans	8,920	10,830	12,871
(Increase) decrease in real estate for sale in the servicing business, net	(16,636)	199	(11,845)
Purchases of assets held for leases	(2,116)	(1,355)	(2,929)
Increase in installment loans, net	(2,448)	(8,239)	(4,102)
(Increase) decrease in real estate for sale and real estate under construction for sale in the real estate business, net	(7,310)	1,091	(8,667)
Purchases of operational investment securities	-	(2,390)	-

Net cash (used in) provided by operating activities	(66,043)	49,570	(67,357)

(Continued			)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007

			Year Ended
	Nine Months Ended December 31,		March 31,
	2006	2007	2007
	Amount	Amount	Amount

		(In millions)
(Continued)
Investing Activities:
Time deposits	(335)	(233)	(470)
Proceeds from withdrawal of time deposits	20	232	20
Purchases of tangible fixed assets	(311)	(569)	(1,997)
Proceeds from sales of tangible fixed assets	5	8	12
Purchases of intangible fixed assets	(228)	(271)	(342)
Purchases of investment securities	(7,475)	(2,180)	(7,798)
Proceeds from sales of investment securities	1,685	7,650	1,713
Proceeds from redemption of investment securities	1,620	3,011	3,595
Purchases of investment in group companies	(2,730)	(9)	(2,730)
Proceeds from sales of investment in group companies	718	-	740
Purchases of other investment in group companies	-	(2,072)	(1,000)
Proceeds from redemption of other investment in group companies	-	1,201	20
Proceeds from (payments for) changes in capital contributions	1,726	(0)	844
Other	(228)	(295)	(1,155)

Net cash (used in) provided by investing activities	(5,533)	6,471	(8,547)

Financing Activities:
Deposits of restricted cash in banks	(2,656)	(3,677)	(3,482)
Proceeds from withdrawal of restricted cash in banks	3,858	4,038	4,784
Proceeds from short-term borrowings	207,125	71,265	271,975
Repayments of short-term borrowings	(144,858)	(87,205)	(242,367)
Proceeds from issuance of commercial paper	91,000	63,300	123,600
Payments for redemption of commercial paper	(97,000)	(90,400)	(126,500)
Proceeds from long-term borrowings	54,197	49,677	65,169
Repayments of long-term borrowings	(49,555)	(76,328)	(70,631)
Proceeds from issuance of bonds	487	24,504	15,410
Payments for redemption of bonds	(1,228)	(1,230)	(1,958)
Payments for cash collateral for bond issuance	-	(1,850)	-
Increase in asset-backed securities	19,440	4,150	19,440
Decrease in asset-backed securities	(11,257)	(15,813)	(14,152)
Increase in long-term deposits	(422)	(565)	(385)
Decrease in long-term deposits	334	695	491
Proceeds from cash collateral from share lending agreement	3,000	-	5,100
Redemption of cash collateral from share lending agreement	(4,760)	(1,640)	(7,960)
Proceeds from securitization of loans receivable	-	-	33,402
Proceeds from sales of bond	-	9,500	-
Repayments for repurchase of bond	-	(9,500)	-
Proceeds from issuance of new shares	7,840	-	7,910
Proceeds from issuance of new shares by subsidiaries	1,353	427	1,543
Dividends paid	(1,912)	(7)	(1,939)
Dividends paid to minority interest	(205)	(227)	(211)
Purchases of treasury stock	(0)	(2,406)	(0)
Proceeds from sales of treasury stock	471	173	496
Other	23	(263)	(7)

Net cash provided by (used in) financing activities	75,275	(63,384)	79,728

Effect of exchange rate changes on cash and cash equivalents	59	(96)	212
Net increase (decrease) in cash and cash equivalents	3,757	(7,438)	4,035
Cash and cash equivalents at beginning of period	21,105	27,625	21,105
Net increase in cash and cash equivalents from newly-consolidated subsidiaries at beginning of period	2,218	-	2,484

Cash and cash equivalents at end of period	¥27,082	¥20,186	¥27,625

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007
(5)	Segment Information
1)	Business Segment Information

Business segment information for the nine months ended December 31, 2006 is as follows:

	Nine Months Ended December 31, 2006
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated

				(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥35,414	¥17,336	¥6,874	¥ 171	¥59,796	¥ -	¥59,796
(2) Operating revenues from inter-segment sales or transfers	116	51	53	22	244	(244)	-

Total operating revenues	35,531	17,387	6,928	193	60,041	(244)	59,796
Operating expenses	33,337	13,132	4,787	481	51,739	(1,066)	50,672

Operating income (losses)	¥ 2,194	¥4,255	¥2,140	¥(288)	¥8,301	¥ 822	¥9,123

Business segment information for the nine months ended December 31, 2007 is as follows:

	Nine Months Ended December 31, 2007
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated

				(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥29,844	¥15,134	¥22,715	¥1,169	¥68,863	¥-	¥68,863
(2) Operating revenues from inter-segment sales or transfers	1,044	8,997	-	52	10,094	(10,094)	-

Total operating revenues	30,888	24,132	22,715	1,221	78,958	(10,094)	68,863
Operating expenses	41,371	18,404	18,584	1,415	79,775	(8,627)	71,148

Operating (losses) income	¥(10,482)	¥5,728	¥4,130	¥(193)	¥(817)	¥(1,466)	¥(2,284)

(Reference) Business segment information for the year ended March 31, 2007 is as follows:

	Year Ended March 31, 2007
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated

				(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥46,144	¥31,754	¥10,008	¥ 245	¥88,152	¥ -	¥88,152
(2) Operating revenues from inter-segment sales or transfers	195	72	30	62	360	(360)	-

Total operating revenues	46,340	31,827	10,038	307	88,513	(360)	88,152
Operating expenses	45,590	25,641	6,957	712	78,901	(1,184)	77,717

Operating income (losses)	¥ 749	¥6,185	¥3,081	¥(404)	¥9,611	¥ 823	¥10,435

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007

Notes: 1.	Classification of business segments Business segments are classified by taking into consideration similarities in the type and nature of businesses and operating transactions.

2.	Main descriptions of each business segment

(1) Integrated Financial Services:	Provider of loan products to consumers, SMEs and their owners Provider of leases, etc. Provider of guarantee services Securities business
(2) Servicing Business:	Management, collection, acquisition, and investment in specific money claims
(3) Real Estate Business:	Real estate transactions Real estate development Asset management
(4) Other Businesses:	SME support services Agent for life or non-life insurance companies, etc.
3.	As discussed in “QUALITATIVE INFORMATION AND FINANCIAL STATEMENTS - 4. Other,” with respect to bond issuance costs, the entire amount had been previously treated as “Other Expenses” as incurred. However, the Group changed its treatment to amortize such costs using the straight-line method over the redemption period beginning from the nine months ended December 31, 2007, in order to present appropriate periodic profits and losses by taking into consideration an expected increase in the size of future fund procurement through bond issuances and the related increase in the significance of bond issuance costs in connection with the issuance of U. S. Dollar-denominated Unsecured Straight Bonds during the nine months ended December 31, 2007. In addition, the Group recorded the amortized amount as financial costs in “Operating Expenses” in order to ensure consistency with the treatment of interest expenses on bonds.

As a result, compared with the previous method applied for the nine months ended December 31, 2006, “Operating Expenses” increased by ¥51 million and “Operating Losses” increased by the same amount in “Integrated Financial Services.”
2)	Geographical Segment Information

Geographical segment information is omitted for the nine months ended December 31, 2006 and 2007, and the year ended March 31, 2007, as domestic operating revenues accounted for more than 90% of total operating revenues for all segments during the corresponding periods.

3)	Overseas Operating Revenues

Overseas operating revenues information is omitted for the nine months ended December 31, 2006 and 2007, and the year ended March 31, 2007, as overseas operating revenues accounted for less than 10% of total operating revenues during the corresponding periods.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007

(6)	Operating Data

Consolidated Operating Results
1)	Operating Revenues by Business Segment

	Nine Months Ended December 31,
	2006		2007		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage
	(In millions except percentages)
Integrated Financial Services:
Interest income from notes and loans receivable:
Secured loans	¥5,651	9.4%	¥5,083	7.4%	¥(568)	(10.1)%
SME loans	12,726	21.3	8,973	13.0	(3,753)	(29.5)
Discount notes	158	0.3	94	0.1	(63)	(40.3)
Consumer loans	5,709	9.5	3,752	5.5	(1,957)	(34.3)

Total	24,246	40.5	17,903	26.0	(6,343)	(26.2)

Fees received	3,361	5.6	1,672	2.4	(1,689)	(50.3)
Guarantee fees received	1,373	2.3	1,517	2.2	143	10.5
Revenue from leases and installment loans	4,478	7.5	4,397	6.4	(80)	(1.8)
Other	1,953	3.3	4,352	6.3	2,399	122.8

Total	11,167	18.7	11,940	17.3	772	6.9

Sub-total	35,414	59.2	29,844	43.3	(5,570)	(15.7)

Servicing Business:
Revenue from purchased loans	13,497	22.6	8,996	13.1	(4,500)	(33.3)
Revenue from sales of real estate	2,292	3.8	4,326	6.3	2,034	88.8
Other	1,546	2.6	1,811	2.6	264	17.1

Sub-total	17,336	29.0	15,134	22.0	(2,201)	(12.7)

Real Estate Business:
Revenue from sales of real estate	5,923	9.9	21,360	31.0	15,437	260.6
Other	951	1.6	1,354	2.0	402	42.3

Sub-total	6,874	11.5	22,715	33.0	15,840	230.4

Other Businesses:
Other	171	0.3	1,169	1.7	997	581.7

Total	¥59,796	100.0%	¥68,863	100.0%	¥9,067	15.2%

Notes: 1.	Business segments presented above are identical to the business segments presented in “Business Segment Information.”

2.	Consumption taxes are excluded from the amounts presented above.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007

2)	Operating Assets by Business Segment

	December 31,
	2006		2007		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage
	(In millions except percentages)
Integrated Financial Services:
Notes and loans receivable:
Secured Loans	¥141,580	40.3%	¥70,752	28.6%	¥(70,828)	(50.0)%
SME loans	79,688	22.7	52,293	21.1	(27,395)	(34.4)
Discount notes	2,059	0.6	349	0.1	(1,709)	(83.0)
Consumer loans	35,197	10.0	24,498	9.9	(10,698)	(30.4)

Total	258,525	73.6	147,893	59.7	(110,631)	(42.8)

Assets held for finance leases, of which ownership is non-transferable:
Machinery	261	0.1	267	0.1	5	2.0
Equipment	2,936	0.8	2,355	1.0	(581)	(19.8)
Software	232	0.1	482	0.2	249	107.5
Other	30	0.0	32	0.0	2	7.6

Total	3,461	1.0	3,137	1.3	(324)	(9.4)

Assets held for operating leases	1,882	0.5	2,033	0.8	150	8.0
Installment loans	6,310	1.8	16,008	6.5	9,698	153.7
Other	3,043	0.9	2,215	0.9	(827)	(27.2)

Sub-total	273,223	77.8	171,288	69.2	(101,934)	(37.3)

Servicing Business:
Purchased loans receivable	28,536	8.1	31,120	12.6	2,584	9.1
Real estate for sale	24,169	6.9	19,671	8.0	(4,498)	(18.6)

Sub-total	52,705	15.0	50,791	20.6	(1,913)	(3.6)

Real Estate Business:
Real estate for sale and real estate under construction for sale	25,295	7.2	25,323	10.2	27	0.1

Sub-total	25,295	7.2	25,323	10.2	27	0.1

Total	¥351,224	100.0%	¥247,403	100.0%	¥(103,820)	(29.6)%

Notes: 1.	Installment loans represent the amount of the total installment loans less the amount of unearned revenue from installment loans.

2.	In addition to those presented above, the amount of loans and accounts receivable of other companies that the Group guarantees in connection with the credit guarantee business in the integrated financial services segment is as follows:

	December 31,
	2006	2007	Change
	Amount	Amount	Amount	Percentage
	(In millions except percentages)
Guarantees for loans and accounts receivable	¥17,306	¥20,641	¥3,334	19.3%

  Note: Guarantees for loans and accounts receivable presented above are the amount after deduction of reserve for guarantee losses.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Nine Months Ended December 31, 2007

(Reference) The results of operations by quarter for the year ending March 31, 2008 and the year ended March 31, 2007 are as follows:
Year Ending March 31, 2008 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2007 ~	(July 1, 2007 ~	(October 1, 2007 ~	(January 1, 2008 ~
	June 30, 2007)	September 30, 2007)	December 31, 2007)	March 31, 2008)
	(In millions except per share data)
Operating revenues	¥17,090	¥34,595	¥17,177	¥ -
Operating income (losses)	1,802	51	(4,137)	-
Ordinary income (losses)	1,501	(354)	(4,789)	-
Income (losses) before income taxes and minority interest	634	(913)	(13,514)	-
Net losses	(240)	(1,719)	(20,404)	-
Net losses per share (in yen):
Basic	(0.08)	(12.20)	(146.13)	-
Diluted	-	-	-	-
Net losses per share after retroactive adjustment (in yen):
Basic	(1.69)	-	-	-
Diluted	-	-	-	-
Total assets	401,878	388,827	328,410	-
Net assets	85,512	79,961	61,219	-
Net assets per share (in yen)	28.50	536.26	408.02	-
Net assets per share after retroactive adjustment (in yen)	570.09	-	-	-
Net cash provided by operating activities	10,448	13,705	25,416	-
Net cash (used in) provided by investing activities	(850)	1,739	5,582	-
Net cash provided by (used in) financing activities	1,393	(21,394)	(43,383)	-
Cash and cash equivalents at end of period	38,573	32,728	20,186	-

Notes: 1. Diluted net income per share was not presented because of net losses.
2. On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. The retroactively adjusted per share data was added in the presentation for the year ending March 31, 2008.

Year Ended March 31, 2007 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2006 ~	(July 1, 2006 ~	(October 1, 2006 ~	(January 1, 2007 ~
	June 30, 2006)	September 30, 2006)	December 31, 2006)	March 31, 2007)
	(In millions except per share data)
Operating revenues	¥15,088	¥22,773	¥21,934	¥28,355
Operating income	2,266	4,085	2,772	1,311
Ordinary income	2,376	3,839	2,705	400
Income (losses) before income taxes and minority interest	3,187	(2,660)	2,340	(112)
Net income (losses)	1,645	(2,098)	1,284	(823)
Net income (losses) per share (in yen):
Basic	0.60	(0.74)	0.45	(0.29)
Diluted	0.59	-	0.45	-
Net income (losses) per share after retroactive adjustment (in yen):
Basic	11.94	(14.81)	9.02	(5.78)
Diluted	11.75	-	8.91	-
Total assets	373,747	402,195	428,057	403,880
Net assets	88,960	85,548	86,812	86,747
Net assets per share (in yen)	30.60	28.81	29.04	29.01
Net assets per share after retroactive adjustment (in yen)	611.99	576.26	580.71	580.20
Net cash used in operating activities	(17,552)	(29,871)	(18,619)	(1,313)
Net cash used in investing activities	(2,914)	(319)	(2,299)	(3,014)
Net cash provided by financing activities	27,618	23,481	24,175	4,452
Cash and cash equivalents at end of period	28,276	23,530	27,082	27,625

Notes: 1.	Diluted net income per share for the second and fourth quarters was not presented because of net losses for each corresponding period.

2.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. The retroactively adjusted per share data was added in the presentation for the year ended March 31, 2007.